As filed with the U.S. Securities and Exchange Commission on May 29, 2026

Registration No. 333-292521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hyperscale Data, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3679 (Primary Standard Industrial Classification Code Number)	94-1721931 (I.R.S. Employer Identification No.)

11411 Southern Highlands Parkway, Suite 190 Las Vegas, Nevada 89141 Telephone: (949) 444-5464
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry Nisser President and General Counsel Hyperscale Data, Inc. 122 East 42nd Street, 50th Floor New York, NY 10168 Telephone: (646) 650-5044
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Spencer G. Feldman, Esq. Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Tel: (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 29, 2026

Hyperscale Data, Inc.

Up to 43,011,836 shares of Class A Common Stock Issuable upon Conversion of Certain Convertible Notes

This prospectus relates to the resale or other disposition from time to time in one or more offerings (collectively, the “Note Offering”) of up to 43,011,836 shares (the “Conversion Shares”) of our class A common stock, par value $0.001 per share (“Common Stock”), issuable upon the conversion of certain convertible notes as described below, to be offered by the Selling Stockholders. “Selling Stockholders” refers to the Selling Stockholders named in this prospectus, or certain transferees, assignees or other successors-in-interest that may receive our securities from the Selling Stockholders.

On December 2, 2025, we issued to JGB Capital, LP, JGB Partners, LP and JGB Capital Offshore Ltd. (collectively, “JGB”) secured convertible promissory notes in the aggregate principal face amount of $12,768,000 (the “Convertible Notes”) in consideration for an aggregate of $12,000,000 paid to the Company.  The Convertible Notes bear interest at 12.5% per annum, mature on December 2, 2027 and are convertible into shares of Common Stock (the “Conversion Shares”), at a conversion price equal to the lower of (i) $0.3235 per share and (ii) 85% of the lowest daily volume-weighted average price during the three (3) trading days immediately preceding and including the applicable conversion date, but not less than $0.30 per share (the “Floor Price”). Consequently, we may be required to issue up to an aggregate of 43,011,836 Conversion Shares upon conversion of the Convertible Notes (assuming that the Convertible Notes, plus all potential accrued interest, are converted at the Floor Price, to the Selling Stockholders in connection with the conversion of the Convertible Notes).

The Selling Stockholders may sell or otherwise dispose of the shares of our Common Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock being offered in this prospectus.

The Common Stock trades on the NYSE American LLC (“NYSE American”) under the symbol “GPUS.” On May 28, 2026, the closing market price of the Common Stock, as reported by NYSE American, was $0.1852 per share.

 Each Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 23.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in the Common Stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 16 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”).

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the Company will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. The Company does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our company” and similar terms refer to Hyperscale Data, Inc. and its consolidated subsidiaries.

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MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	we will need to raise additional capital to fund our operations in furtherance of our business plan;

•	we have an evolving business model, which increases the complexity of our business;

•	our Bitcoin mining operations present a number of risks;

•	we are highly reliant on the price of Bitcoin and the level of demand for, and financial performance of, Bitcoin;

•	our holding company model presents certain additional risks;

•	our growth strategy is subject to a significant degree of risk;

•	we are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer;

•	if we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected;

•	we are subject to risks related to governmental regulation and enforcement with respect to Bitcoin mining, including:

o	regulatory changes or actions may restrict the use of Bitcoin or the operation of the Bitcoin network in a manner that adversely affects an investment in our securities;

o	due to the unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, they may experience fraud, security failures or operational problems, which may adversely affect the value of our Bitcoin;

o	if regulatory changes or interpretations require the regulation of Bitcoin under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “Investment Act”) by the SEC, we may be required to register and comply with such regulations. To the extent we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors. This would likely have a material adverse effect on us and investors may lose their investment; and

o	changing environmental regulation and public energy policy may expose our business to new risks;

•	we may be significantly impacted by developments and changes in laws and regulations, including increased regulation of the industry in which we operate through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act;

•	if we do not at any time satisfy the NYSE American continued listing requirements, our securities could be delisted from the NYSE American;

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•	our Common Stock price is volatile; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes thereto included elsewhere in this prospectus.

Company Overview

Hyperscale Data, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our company” or similar terminology) was incorporated in September 2017. Through our wholly and majority owned subsidiaries and strategic investments, we own and/or operate data centers at which we mine Bitcoin and offer colocation and hosting services for the emerging artificial intelligence (“AI”) ecosystems and other industries as well as provide mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. Our direct subsidiaries are:

Our direct and indirect wholly owned subsidiaries include:

•	Sentinum, Inc. (“Sentinum”);

•	Omnipresent Robotics, LLC (“Omnipresent”); and

•	Ault Capital Group, Inc. (“Ault Capital”).

Sentinum wholly owns:

•	Alliance Cloud Services, LLC (“ACS”);

•	BNI Montana, LLC (“BNI Montana”).

Ault Capital either wholly owns or has a direct controlling interest in, among other entities:

•	Ault Lending, LLC (“Ault Lending”);

•	Gresham Worldwide, Inc. (“Gresham”), which wholly owns Enertec Systems 2001 Ltd. (“Enertec”), Relec Electronics Ltd. (“Relec”) and Giga-tronics Incorporated (“GIGA”) and holds a controlling interest in Microphase Corporation (“Microphase”);

•	Ault Markets, Inc., which wholly owns Ault DAO LLC, the Wyoming limited liability company that serves as the legal and corporate entity of record for the Ault DAO, which operates the Ault Blockchain network;

•	RiskOn International, Inc. (“ROI”), which wholly owns BitNile.com, Inc. (“BNC”);

•	askROI, Inc. (“askROI”);

•	Ault Global Real Estate Equities, Inc. (“AGREE”);

•	Ault Aviation, LLC (“Ault Aviation”);

•	Circle 8 Holdco LLC (“Circle 8 Holdco”), which wholly owns Circle 8 Crane Services, LLC (“Circle 8”); and

•	TurnOnGreen, Inc. (“TurnOnGreen”), which wholly owns TOG Technologies, Inc. (“TOG Technologies”) and Digital Power Corporation (“Digital Power”).

We were founded by Milton C. (Todd) Ault, III, our Executive Chairman, and are led by Mr. Ault, William B. Horne, our Chief Executive Officer and Vice Chairman, and Henry Nisser, our President and General Counsel. Together, they constitute the Executive Committee, which manages the day-to-day operations of the Company. Our long-term objective is to maximize per share intrinsic value. All major investment and capital allocation decisions are made for us by Mr. Ault and the Executive Committee.

We currently have the following reportable segments, though it should be noted that we are in the process of transitioning our data centers away from Bitcoin mining to operations dedicated to high-performance computing (“HPC”) and AI purposes:

•	Sentinum: crypto asset mining operations, colocation and hosting services for emerging AI ecosystems and other industries, and our digital asset treasury activities;

•	Energy and Infrastructure (“Energy”): crane rental and lifting solutions provider for oilfield, construction, commercial and infrastructure markets through Circle 8;

•	AGREE: hotel operations and other commercial real estate holdings;

•	Gresham: defense solutions with operations conducted by Enertec, Relec, Microphase and Giga-tronics;

•	TurnOnGreen: commercial electronics solutions with operations conducted by Digital Power, and electric vehicle (“EV”) charging solutions through TOG Technologies.

•	Technology and Finance (“Fintech”): commercial lending and trading through Ault Lending; and

•	ROI: includes askROI, which operates OnlyBulls, a consumer-facing financial research and market intelligence platform developed and operated by askROI as well as ROI’s own operations, which includes its ownership of 100% of Bitnile.com, which is engaged in the development of an online predictions market platform.

Our Corporate Structure

On certain dates in 2024, 2025 and 2026, we reorganized our corporate structure pursuant to a series of transactions by and among the Company and its directly and indirectly owned subsidiaries as well as third parties. The purpose of the reorganization was to simplify our organizational and reporting structure to more accurately reflect our business operations. As a result of the foregoing transactions, our corporate structure is currently as follows:

We currently expect, although there can be no assurance, the divesture of Ault Capital (the “Divestiture”) to occur in the second quarter of 2027. Upon the occurrence of the Divestiture, we would be an owner and operator of data centers to support high-performance computing services, a developer of advanced robotics systems as well as a holder of digital assets. Until the Divestiture occurs, we will continue to provide, through Ault Capital and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, Ault Capital is actively engaged in private credit and structured finance through Ault Lending.

On December 23, 2024, we issued one million (1,000,000) shares of Series F exchangeable preferred stock (“Series F Preferred Stock”) to all common stockholders and holders of the Series C convertible preferred stock (“Series C Convertible Preferred Stock”) on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of Ault Capital (collectively, the “ACG Shares”). We remind our stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of Ault Capital upon the occurrence of the Divestiture. Therefore, if you do not own shares of our Series F Preferred Stock or you do not surrender your shares of Series F Preferred Stock, you will not receive any ACG Shares of Ault Capital upon the Divestiture, you will have no ongoing rights to the assets, operations, or future performance of Ault Capital and its subsidiaries, and the value of your investment will only reflect the remaining business of Hyperscale Data, including Sentinum and Omnipresent.

Recent Events and Developments

On December 9, 2024, we completed the distribution of approximately 650,000 shares of our 10% Series E Redeemable Perpetual Preferred Stock (the “Series E Preferred Stock”), a $16.25 million stated value, to holders of Common Stock and Series C Convertible Preferred Stock on an as-converted basis. Dividends will accrue on the stated amount of $25.00 per share of the Series E Preferred Stock at a rate per annum equal to 10.00%.

On December 16, 2024, we completed the distribution of approximately 5.0 million shares of our Class B common stock (the “Class B Common Stock”) to all holders of our Common Stock and Series C Convertible Preferred Stock on an as-converted basis. There is currently no public trading market for the Class B Common Stock. While we may seek to have the Class B Common Stock listed for trading on the NYSE American within the foreseeable future, there can be no assurance when, or if, such a listing will occur. The Class B Common Stock is identical to the currently outstanding Common Stock, with the exception that each such share carries 10 times the voting power of a share of Common Stock. The Class B Common Stock is convertible at any time into Common Stock on a one-for-one basis.

On November 20, 2024, pursuant to the approval provided by our stockholders at the annual meeting of stockholders held on June 28, 2024, we filed an Amendment to our Certificate of Incorporation with the State of Delaware to effectuate a reverse stock split of our Common Stock affecting the issued and outstanding number of such shares by a ratio of one-for-thirty-five. The reverse stock split became effective on November 22, 2024. All share amounts in this prospectus have been updated to reflect the reverse stock split.

On December 23, 2024, we completed the distribution of approximately 1.0 million shares of our Series F Preferred Stock to holders of Common Stock and Series C Convertible Preferred Stock on an as-converted basis. The Series F Preferred Stock has a $1.00 liquidation preference and does not pay a dividend. Each share of Series F Preferred Stock will be exchangeable, at the option of its holder, for (i) 10 shares of Class A Common Stock of Ault Capital and (ii) five shares of Class B Common Stock of Ault Capital, at any time beginning on the later of (A) one year after issuance of the Series F Preferred Stock and (B) the date of the registration under the Securities Act of all of the foregoing shares of Ault Capital Class A Common Stock and Ault Capital Class B Common Stock. Once the Series F Preferred Stock has been exchanged into shares of Ault Capital Class A Common Stock and Class B Common Stock, our sole business will be our ownership of (i) Sentinum, through which we operate our Bitcoin mining business as well as its HPC and AI operations and hold our digital assets and (ii) Omnipresent, through which we are focused on the development, deployment, and commercialization of advanced robotics systems, AI and data-driven automation technologies.

In December 2024, pursuant to the November 2023 securities purchase agreement we entered into with Ault & Company, Inc. (“Ault & Company”), we sold an aggregate of 3,020 shares of Series C Convertible Preferred Stock and warrants to purchase an aggregate of 25,509 shares of Common Stock to Ault & Company, for an aggregate purchase price of $3.0 million. As of the date of this prospectus, Ault & Company has purchased an aggregate of 50,000 shares of Series C Convertible Preferred Stock and warrants to purchase an aggregate of 422,337 shares of Common Stock, for an aggregate purchase price of $50.0 million.

Each share of Series C Convertible Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Common Stock at a conversion price equal to the greater of (i) $0.10 per share, and (ii) the lesser of 105% of the volume weighted average price of the Common Stock during the ten trading days immediately prior to (A) the trading day immediately preceding the execution date of the November 2023 securities purchase agreement or (B) the date of conversion into shares of Common Stock. The conversion price of the Series C Convertible Preferred Stock, which is subject to adjustment in the event of an issuance of Common Stock at a price per share lower than the conversion price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events, is $0.144 per share. The holders of Series C Convertible Preferred Stock are entitled to cumulative cash dividends at an annual rate of 9.5%, or $95.00 per share, based on the stated value per share. Dividends shall accrue for 10 years from the date of issuance of such shares of Series C Convertible Preferred Stock and are payable monthly in arrears. For the first two years, we may elect to pay the dividend amount in shares of Common Stock rather than cash. The holders of the Series C Convertible Preferred Stock are entitled to vote with the Common Stock as a single class on an as-converted basis.

On December 21, 2024, we entered into a securities purchase agreement (the “December 2024 SPA”) with Ault & Company, pursuant to which we agreed to sell to Ault & Company, in one or more closings, up to 25,000 shares of Series G convertible preferred stock (“Series G Convertible Preferred Stock”) and warrants to purchase up to 4.2 million shares of Common Stock (the “Series G Warrants”) for a total purchase price of up to $25.0 million. The December 2024 SPA provides that the financing may be conducted through one or more closings. Through the date of this prospectus, pursuant to the December 2024 SPA, we have sold to Ault & Company 960 shares of Series G Convertible Preferred Stock and Series G Warrants to purchase 162,217 shares of Common Stock, for a purchase price of $1.0 million.

Each share of Series G Convertible Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Common Stock at a conversion price equal to the greater of (i) $0.10 per share, and (ii) the lesser of (A) $6.74 or (B) 105% of the volume weighted average price of the Common Stock during the ten trading days immediately prior to the date of conversion. The conversion price of the Series G Convertible Preferred Stock, which is subject to adjustment in the event of an issuance of Common Stock at a price per share lower than the conversion price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events, is $0.144 per share. The holders of Series G Convertible Preferred Stock are entitled to cumulative cash dividends at an annual rate of 9.5%, or $95.00 per share, based on the stated value per share. Dividends shall accrue for 10 years from the date of issuance of such shares of Series G Convertible Preferred Stock and are payable monthly in arrears. For the first two years, we may elect to pay the dividend amount in shares of Common Stock rather than cash. The holders of the Series G Convertible Preferred Stock are entitled to vote with the Common Stock as a single class on an as-converted basis.

On March 21, 2025, we entered into an exchange agreement pursuant to which we issued to SJC Lending LLC a convertible note in the amount of $4.9 million in exchange for the cancellation of (i) a term note issued by us on January 14, 2025, with outstanding principal and accrued but unpaid interest of $2.6 million, (ii) a promissory note issued by us on March 7, 2025, with outstanding principal and accrued but unpaid interest of $0.5 million, (iii) a promissory note issued by us on March 12, 2025, with outstanding principal and accrued but unpaid interest of $1.5 million, and (iv) a promissory note issued by us on March 13, 2025, with outstanding principal and accrued but unpaid interest of $0.3 million.

On March 28, 2025, our majority owned subsidiary, Avalanche International Corp. (“AVLP”), filed a petition for liquidation under Chapter 7 of the bankruptcy laws. The filing placed AVLP under the control of the bankruptcy court, which oversaw its liquidation. As a result, AVLP is no longer a subsidiary of ours.

On March 31, 2025, we entered into a securities purchase agreement with an institutional investor pursuant to which we agreed to sell up to 50,000 shares of Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”) for a total purchase price of up to $50.0 million. The securities purchase agreement provides that the transaction shall be conducted through 49 separate tranche closings, provided, however, that the investor has the ability, exercisable in its sole discretion, to purchase any number of shares of Series B Convertible Preferred Stock prior to the dates of the tranche closings provided for in the securities purchase agreement. The initial tranche closing occurred on May 21, 2025, which consisted of the sale and issuance to the investor of 2,000 shares of Series B Convertible Preferred Stock for an aggregate of $2.0 million. The investor has purchased an additional 30,414 shares of Series B Convertible Preferred Stock through the date of this prospectus. Of such 32,414 shares of Series B Convertible Preferred Stock, the investor has converted approximately 29,506.22 shares of Series B Convertible Preferred Stock into 50.3 million shares of Common Stock as of the date of this prospectus. Pursuant to the securities purchase agreement, provided certain closing conditions have been met, the investor shall purchase up to an aggregate of 4,800 shares of Series B Convertible Preferred Stock, with the investor being required to purchase 100 shares per month. As of the date of this prospectus, purchases by the investor have not been made in accordance with the contractual monthly purchase schedule set forth in the securities purchase agreement. The Company continues to assess the status of the arrangement and its rights thereunder.

Each share of Series B Convertible Preferred Stock has a stated value of $1,000 and is convertible into shares of Common Stock at a conversion price equal to the greater of (i) $0.40 per share, which floor price shall not be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) 75% of the lowest VWAP (as defined in the note) of our Common Stock on any trading day during the five trading days immediately prior to the date of conversion into shares of Common Stock, but not greater than $10.00 per share (the “Maximum Price”), which Maximum Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

The holders of Series B Convertible Preferred Stock are entitled to cumulative cash dividends at an annual rate of 15%, or $150 per share, based on the stated value per share. Dividends shall accrue for as long as any shares of Series B Convertible Preferred Stock remain issued and outstanding and are payable monthly in arrears. For the first two years, we may elect to pay the dividend amount in additional shares of Series B Convertible Preferred Stock rather than cash. The holders of the Series B Convertible Preferred Stock are entitled to vote with the Common Stock as a single class on an as-converted basis.

On June 6, 2025, we entered into a settlement agreement with our defense affiliate Gresham and Gresham’s senior secured lenders pursuant in its Chapter 11 bankruptcy proceedings. On November 28, 2025, the United States Bankruptcy Court for the District of Arizona confirmed Gresham’s bankruptcy plan. Under that plan, Gresham’s senior lenders released Gresham and us in exchange for a settlement payment. That payment was made on October 1, 2025. Consequently, Gresham may be deemed to have emerged from bankruptcy on November 28, 2025.

On July 31, 2025, we entered into a securities purchase agreement (the “July 2025 SPA”) with Ault & Company, pursuant to which we agreed to sell to Ault & Company, in one or more closings, up to 100,000 shares of Series H convertible preferred stock (“Series H Convertible Preferred Stock”) for a total purchase price of up to $100 million. On November 7, 2025, we and Ault & Company entered into an amendment to the July 2025 SPA to extend its termination date. Under the amendment, the termination date will be extended to the later of (i) one year after we have a sufficient number of authorized shares of Common Stock to satisfy all conversion and share-reserve requirements under the July 2025 SPA or (ii) December 31, 2027. Through the date of this prospectus, pursuant to the July 2025 SPA, we have sold 4,000 shares of Series H Convertible Preferred Stock to Ault & Company.

Each share of Series H Convertible Preferred Stock has a stated value of $1,000 and is convertible into shares of Common Stock at a conversion price equal to the greater of (i) $0.10 per share, and (ii) the lesser of (A) $0.79645 or (B) 105% of the volume-weighted average price of the Common Stock during the ten trading days immediately prior to the date of conversion. The conversion price of the Series H Convertible Preferred Stock, which is subject to adjustment in the event of an issuance of Common Stock at a price per share lower than the conversion price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events, is $0.144 per share. The holders of Series H Convertible Preferred Stock are entitled to cumulative cash dividends at an annual rate of 9.5%, or $95.00 per share, based on the stated value per share. Dividends shall accrue for 10 years from the date of issuance of such shares of Series H Convertible Preferred Stock and are payable monthly in arrears. For the first two years, we may elect to pay the dividend amount in shares of Common Stock rather than cash. The holders of the Series H Convertible Preferred Stock are entitled to vote with the Common Stock as a single class on an as-converted basis.

On December 2, 2025, we issued to JGB Capital, LP, JGB Partners, LP and JGB Capital Offshore Ltd. the Convertible Notes in the aggregate principal face amount of $12.8 million in consideration for an aggregate of $12.0 million paid to us. The Convertible Notes bear interest at 12.5% per annum, mature on December 2, 2027, and are convertible into shares of our Common Stock at a conversion price equal to the lower of (i) $0.3235 per share and (ii) 85% of the lowest daily volume-weighted average price during the three (3) trading days immediately preceding and including the applicable conversion date, but not less than the Floor Price.

On December 19, 2025, we entered into an At-the-Market Issuance Sales Agreement with Spartan Capital Securities, LLC (“Spartan”), as sales agent to sell shares of our Common Stock, having an aggregate offering price of up to $50 million from time to time, through an “at the market offering” (the “ATM Offering”) as defined in Rule 415 under the Securities Act. On December 19, 2025, we filed a prospectus supplement with the SEC relating to the offer and sale of up to $50 million of Common Stock in the ATM Offering. On January 16, 2026, we amended the At-the-Market Issuance Sales Agreement and filed a prospectus supplement to indicate that Spartan will serve as the lead sales agent and to add Wilson-Davis & Co., Inc. (“Wilson Davis”) as an additional sales agent. On May 27, 2026, we terminated the ATM Offering.

Through May 27, 2026, we have sold 137,623,885 million shares of our Common Stock under the ATM Offering for gross proceeds of approximately $24.7 million. The offer and sale of the shares of our Common Stock are being made pursuant to our effective “shelf” registration statement on Form S-3 and an accompanying base prospectus contained therein (Registration Statement No. 333-291595) filed with the SEC on November 17, 2025, and declared effective by the SEC on December 11, 2025.

On February 13, 2026, we entered into an At-the-Market Issuance Sales Agreement with Wilson Davis, as sales agent to sell shares of our 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series D Preferred”), having an aggregate offering price of up to $35.4 million from time to time, through an “at the market offering” (the “Series Preferred D ATM Offering”) as defined in Rule 415 under the Securities Act. On February 13, 2026, we filed a prospectus supplement with the SEC relating to the offer and sale of up to $35.4 million of Series D Preferred in the Series D Preferred ATM Offering.

Through the date of this prospectus, we have sold 22,743 shares of our Series D Preferred under the Series D Preferred ATM Offering for gross proceeds of approximately $0.5 million. The offer and sale of the shares of our Series D Preferred are being made pursuant to our effective “shelf” registration statement on Form S-3 and an accompanying base prospectus contained therein (Registration Statement No. 333-291595) filed with the SEC on November 17, 2025, and declared effective by the SEC on December 11, 2025.

On May 26, 2026, we commenced a tender offer to purchase up to $5 million of our Common Stock at a price of $0.21 per share.

Our Principal Subsidiaries and their Businesses

We operate as a holding company with operations conducted primarily through our subsidiaries. The following is a brief summary of the businesses in which we own a controlling interest, or whose financial statements we consolidated in this prospectus:

Sentinum

Overview

Sentinum conducts data center operations and Bitcoin mining through ACS. Sentinum’s revenue is currently generated primarily from mining Bitcoin for our own account. However, during 2024 we began the process of transitioning our primary operations from Bitcoin mining to developing our Michigan data center, which constitutes a 617,000 square foot energy-efficient facility located on a 34.5 acre site in southern Michigan (the “Michigan Facility”) to support the growing demand of enterprise, HPC and AI cloud providers with high-density workloads.

ACS has entered into an agreement to acquire approximately 48.5 acres of land, providing the Company opportunity to expand the Michigan Facility and continue to address the surging demand for AI and high-performance computing. Upon the closing of this agreement, the Company will own approximately 83 acres, more than doubling its current acreage in the area.

Through its wholly owned and operated data centers, Sentinum’s mission is to support internal computing requirements and to empower AI-focused businesses and other businesses requiring high-density power with reliable, scalable, and secure hosting solutions. We currently have data centers in Michigan and Montana. The Michigan Facility’s design and available power provides Sentinum the ability to create bespoke solutions enabling it to seize growth opportunities within the broader data center services market. The Michigan Facility’s design continues to evolve to address prospective customer requirements, including cooling techniques such as direct to chip heat exchange and backup power systems such as uninterruptible power supplies with batteries to store energy. Sentinum can provide a range of service options tailored to a customer’s needs, including HPC and AI. HPC and AI are synonymous with applications requiring immense computational power to process complex models and perform real-time inferences. These use cases are being adopted by a wide range of industries, such as healthcare, energy, automotive, robotics and other autonomous systems. We are exploring the potential of working directly with end user companies as well as companies with which we could collaborate to provide comprehensive solutions.

Sentinum’s attentiveness to disruptive technologies such as HPC, AI and blockchain combined with the foundational elements of data centers, power infrastructure, telecommunications and security enable it to support the internal operations for Bitcoin mining alongside non-mining solutions for third party customers. The economies of scale created by Bitcoin mining operations provide a competitive advantage to Sentinum as it seeks to add non-mining applications to its services portfolio. If successful in adding non-mining applications, it is highly likely that the Bitcoin mining operations will be gradually phased out. Sentinum continues to evaluate opportunities to add HPC and AI applications. Sentinum conducts preliminary engineering design sessions with prospects and provides site tours at its Michigan Facility for prospective customers that we believe represent qualified opportunities. Sentinum continually monitors critical equipment supply chains and lead times in support of preferred installation timelines requested by prospective customers. During April 2025, Sentinum completed the installation requirements for deployment of a 250 kilowatts HPC customer.

Sentinum currently mines Bitcoin using purpose-built computers (or “miners”) to solve complex cryptographic algorithms (or “verify” or “solve” blocks) in the blockchain in exchange for rewards and fees denominated in the native token of that blockchain network, which is Bitcoin. Sentinum’s miners provide computing power to a Bitcoin mining pool operator, in which all the participants’ machines mine Bitcoin as a collective group, and Sentinum gets paid the expected value of both the block reward and transaction fees for doing so. The mining pool operator receives block rewards and transaction fees paid in Bitcoin by the blockchain when the mining pool finds new blocks. The reward and transaction fees are then shared by the pool participants based on their hash rate contributions to the pool, less a small amount of fees.

We have determined that Bitcoin, the only crypto asset that Sentinum mines, would likely not be considered a security under U.S. federal securities laws, in consultation with outside counsel. We base our analysis on relevant case law, applying the frameworks established by the U.S. Supreme Court and taking into consideration relevant guidance by the SEC and its staff. A particular crypto asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if a regulator disagrees with our characterization of Bitcoin, we may be subject to regulatory scrutiny, investigations, fines and penalties, which may adversely affect our business, operating results and financial condition. A determination that Bitcoin that we own or mine is a “security” may adversely affect the value of Bitcoin and our business.

In August 2025, we began to acquire crypto assets for investment purposes. As of December 31, 2025, we held approximately 525 Bitcoin valued at $46.2 million, based on the fair value as of such date. During the year ended December 31, 2025, our mining operations generated a loss from operations of $14.2 million and revenue of $22.6 million. In comparison, during the year ended December 31, 2024, our mining operations generated a loss from operations of $12.6 million and revenue of $31.5 million. As of December 31, 2025, the $46.2 million carrying value of our Bitcoin represented 14.7% of our total assets of $313.7 million as of such date.

Digital Asset Treasury Strategy

On September 15, 2025, we announced the launch of a $100 million Bitcoin treasury strategy as part of our transformation into a pure play AI data center and digital asset company, which we refer to as our digital asset treasury strategy (“DAT”). The initiative will be funded by capital raised through our previously announced at-the-market equity program and from Bitcoin generated from our mining operations. Contemporaneously, we are accelerating the expansion of our Michigan Facility, where customer-installed NVIDIA graphics processing unit (“GPU”) servers are enabling advanced AI and HPC workloads.

Through Sentinum, we have mined Bitcoin for years, providing a foundation of operational expertise in digital assets. Building on this experience, we now plan to hold Bitcoin as a primary treasury reserve asset, similar to the approach pioneered by MicroStrategy, while continuing to invest in Michigan as our long-term infrastructure hub.

As part of the DAT, we publish our crypto asset holdings weekly, reinforcing our commitment to transparency and accountability.

As of May 27, 2026, our Bitcoin treasury, consisting of Bitcoin generated from mining operations and Bitcoin acquired in the open market, totaled approximately $52.0 million, based on the price of Bitcoin as of May 27, 2026.

Omnipresent Robotics, LLC

Omnipresent is a wholly owned subsidiary of Hyperscale Data formed in January of 2025 focused on the development, deployment, and commercialization of advanced robotics systems, AI and data-driven automation technologies. Omnipresent’s activities are anticipated to span robotics hardware, sensing systems, autonomous navigation, and software platforms designed to enable real-world machine intelligence across industrial, commercial, and service environments.

We anticipate that Omnipresent will enter the commercialization phase during 2026, with initial deployments and customer engagements beginning in key verticals including hospitality, security, and enterprise automation to follow thereafter. We expect that Omnipresent will enter into contracts with third parties within the foreseeable future that will enable it to conduct its business as described below.

We expect that Omnipresent will, once executed agreements with these entities are in place, lead it to become a practical, revenue-generating robotics company in the real-world environment. Omnipresent would operate out of our Michigan Facility. With approximately 617,000 square feet of existing infrastructure and approximately 20 additional acres available for expansion, the Michigan Facility provides a foundation for robotics deployment. Located approximately 90 miles from Chicago and within proximity to leading universities and engineering talent, we believe the site is ideally positioned for robotics training, development and advanced assembly.

As the U.S. robotics industry continues to expand, we anticipate announcing partnerships across the robotics ecosystem. We believe a large-scale facility like our Michigan Facility, particularly with its access to high-performance NVIDIA GPU infrastructure, can play a meaningful role in future robotics operations. We believe that Omnipresent Robotics represents a key step in our strategy to build a diversified technology platform spanning AI infrastructure, blockchain systems and real-world automation.

Omnipresent is being developed as a robotics and AI infrastructure platform that combines physical robotic systems with data generation and AI model training capabilities. The Michigan Facility, including its planned robotics and AI Center of Excellence, a large-scale, controlled environment where engineers and developers can test robotics systems, is expected to serve as a centralized testing, training, and data monetization hub for humanoid robotics and large-scale AI systems, with a focus on generating high-value datasets for leading AI developers.

The robotics industry broadly encompasses autonomous and semi-autonomous machines capable of performing physical tasks using sensing, perception, and decision-making systems. Existing industry participants develop solutions including unmanned aerial vehicles, autonomous ground systems, and AI-powered perception software for industrial inspection, infrastructure monitoring, and defense-related applications.

We believe that Omnipresent is positioned to expand beyond traditional robotics applications by integrating large-scale AI models, data collection, and real-world operational environments into a unified platform.

Ault Blockchain

Overview

The Ault Blockchain protocol is our blockchain infrastructure and digital asset ecosystem business. The Ault Blockchain network is operated by the Ault DAO, a Wyoming decentralized autonomous organization, which can generally be described as a blockchain-based, member-governed entity operating without central leadership, using smart contracts to automate rules and decisions. Ault Capital indirectly owns Ault DAO LLC, the Wyoming limited liability company that serves as the legal and corporate entity of record for the Ault DAO. The Ault DAO has formally granted Ault Capital, through Ault DAO LLC, the rights to sell node licenses (as described below, the “Node Licenses”) to network participants. We launched the Ault Blockchain Mainnet in March 2026. In the cryptocurrency context, a Mainnet, which is shorthand for “main network,” is a fully developed, operational, and public blockchain where real cryptocurrency transactions occur and digital assets hold real-world value. References in this filing to “Ault DAO LLC” refer to the Wyoming limited liability company, whereas references to the “Ault DAO” refer to the on-chain governance body.

Through Ault Blockchain, our goal is to build a compliance-oriented blockchain network and ecosystem designed to support financial market applications and, over time, technology and AI services. The business is organized around three core elements: (i) the Ault Blockchain network itself, which processes transactions and hosts decentralized applications, (ii) the Node License program, through which participants acquire infrastructure rights and earn newly distributed tokens, and (iii) the Ault DAO, the on-chain governance body through which licensed participants collectively govern the network’s direction. The Ault DAO operates on a two-tier participation model: (i) voting on proposals requires node ownership and completion of know-your-customer (“KYC”) identity verification, whereas (ii) submitting proposals requires full membership in the Ault DAO, which, in addition to the requirements in (i) above, also requires formal acknowledgement of the Ault DAO Constitution (as further described below, the “Constitution”). KYC verification is a baseline requirement for all governance participation.

Blockchain Background

A blockchain is a shared digital record-keeping system with no single controlling authority. Validators, who use specialized computers in a blockchain network responsible for verifying transactions, ensuring network security, and maintaining the integrity of the ledger as well as full node operators - individuals or entities that manage the hardware and software (a node) required to support a blockchain network, thereby ensuring that the node stays online to validate transactions, stores the blockchain ledger, and propagate data, and are therefore crucial for maintaining network security and decentralization - maintain complete copies of the ledger and verify that new transactions comply with the network’s rules, a process governed by a defined set of rules called a consensus mechanism. Not all participants in a blockchain network maintain a full copy of the ledger; on the Ault Blockchain, licensed Mining Nodes (the “Licensed Mining Nodes”), for example, perform services off-chain and do not hold a full record of blockchain stake. Because no single entity controls the ledger, blockchains can enable transactions and agreements to be executed and recorded without relying on a bank, clearinghouse, or other intermediary.

Applications that run on a blockchain are typically built using self-executing software programs called smart contracts. A smart contract is a program stored on the blockchain that automatically carries out the terms of an agreement when specified conditions are met, without requiring a human intermediary. Smart contracts are the foundation for a broad category of applications commonly referred to as decentralized applications, which can range from digital asset trading platforms to lending protocols to governance systems.

The Ault Blockchain is a Layer 1 network, meaning it is a foundational, standalone blockchain with its own security, transaction processing, and governance rules, as distinct from networks that are built on top of an existing blockchain. The network uses a hybrid architecture that combines two types of participation. Validators participate in a proof-of-stake consensus process, meaning they commit AULT tokens (the “AULT Tokens”) as economic collateral to qualify for and perform block production, and earn transaction fees in return. Licensed Mining Nodes perform off-chain work, meaning work that occurs outside the core consensus process, specifically verifiable randomness generation at launch, and earn newly distributed AULT Tokens in return. This separation is designed to allow the network to scale to a large number of node participants without creating bottlenecks in the consensus layer. Unlike proof-of-work networks such as Bitcoin, the Ault Blockchain’s consensus mechanism does not require energy-intensive computation; the proof-of-work component of the network is limited to the lightweight micro-proof-of-work performed by Licensed Mining Nodes in connection with verifiable randomness generation, which is computationally minimal by design.

The Ault Blockchain is also built to be compatible with the Ethereum Virtual Machine (“EVM”), the computing standard used by the Ethereum network, one of the most widely adopted blockchain platforms in the world. EVM compatibility means that software developers can build and deploy applications on our network using the same tools, programming languages and standards they would use on Ethereum, without needing to rewrite their code.

The AULT Token

The native digital asset of the Ault Blockchain is the AULT Token. A digital token is a unit of value or utility created and tracked on a blockchain. The AULT Token serves three primary functions within the network: (i) paying transaction fees for all activity on the network; (ii) staking, meaning that validators commit AULT Tokens as economic collateral to participate in block production; and (iii) participation in the governance of the Ault Blockchain through the Ault DAO.

The total supply of AULT Tokens is fixed at 100 billion, all minted at genesis. Approximately 99.9999% of total supply is allocated to what we refer to as the Emissions Supply, which is distributed to network participants over a ten-year schedule under a fixed mathematical formula. Of that Emissions Supply, 95% is allocated to Licensed Mining Node rewards and 5% is allocated to staking rewards for validators and their delegator (a delegator is a token holder who participates in proof-of-stake networks by assigning its stake to a validator to earn rewards without managing technical infrastructure). The Emissions Supply follows a declining schedule with approximately 9.4% annual decay, beginning at approximately 41 million Ault Tokens per day during the first year following the emission and declining to approximately 17 million such tokens per day by the tenth year. The emissions schedule is fixed by protocol and cannot be changed without a governance vote of the Ault DAO. We do not sell AULT tokens; rather, they are earned solely through active network participation. There can be no assurance that the AULT Token will ever have monetary value or generate any financial return.

Block production on the Ault Blockchain is performed by validators, who are selected from the top one hundred nodes ranked by staked AULT Tokens. To qualify as a validator, a node must self-bond a minimum of ten thousand AULT Tokens. Validators earn transaction fees and priority tips from the blocks they produce, and earn a commission on staking rewards distributed to their delegators. Validator participation carries economic risk in that they are subject to slashing, meaning a protocol-enforced reduction of their staked AULT Tokens, in the event of downtime beyond defined thresholds, double-signing, or censorship of transactions. Slashing events reduce the staked position of both the validator and its delegators in proportion to their respective stakes.

Precious Metals Treasury Management

As part of our evolving treasury management strategy, we have initiated a program focused on the acquisition and storage of physical precious metals, specifically silver and gold, to diversify our balance sheet holdings and mitigate risks associated with currency fluctuations and inflation. In the current economic environment, where inflation has persisted above longer-term targets and contributed to concerns over the ongoing devaluation of the U.S. dollar's purchasing power, we view physical precious metals as a prudent hedge. These commodities have historically served as reliable stores of value over many generations, providing a tangible counterbalance to fiat currency risks and macroeconomic uncertainties. This operation will function as an integral component of our overall treasury management system, treating these commodities as strategic assets.

To execute this program, we intend to partner with precious metals miners and mints, enabling us to source high-quality bullion directly from producers. Acquisitions are expected to be conducted on a systematic basis through a dollar-cost averaging approach, whereby we would make periodic purchases throughout each month to average out costs over time and reduce exposure to short-term market volatility.

All acquired metals would be stored in secure, audited physical vaults managed by reputable third-party custodians, ensuring compliance with industry standards for inventory verification, security, and insurance. To further enhance transparency and risk management, we will require our vaulting and storage partners to maintain rigorous chain of custody protocols, including serialized tracking from acquisition to storage, multi-layered security measures such as 24/7 surveillance and segregated client holdings to prevent commingling.

Further, independent third-party audits will be conducted on a regular basis by accredited firms specializing in precious metals assurance, providing detailed reports on inventory accuracy, purity verification, and overall compliance with international standards like those from the London Bullion Market Association (“LBMA”) or equivalent bodies.

These holdings will be accounted for on our balance sheet at fair market value, with the assets marked to market quarterly based on prevailing market prices (such as LBMA or equivalent benchmarks), and any resulting unrealized gains or losses recognized to reflect current economic conditions and support transparent financial reporting.

Ault Lending

Ault Lending provides commercial loans to companies throughout the U.S. to provide them with operating capital to finance the growth of their businesses. The loans range in duration from six months to three years. Ault Lending’s loans are made or arranged pursuant to a California Financing Law license (Lic.no. 60 DBO77905).

Ault Lending acquires controlling or non-controlling interests in and actively manages businesses that we generally believe (i) are undervalued and have disruptive technologies with a global impact, (ii) operate in industries with long-term macroeconomic growth opportunities, (iii) have the potential for positive and stable cash flows, (iv) face minimal threats of technological or competitive obsolescence, and (v) have strong management teams largely in place. We offer investors a unique opportunity to own a diverse group of leading middle-market businesses in the niche-industrial and branded-consumer sectors.

Ault Lending uses a traditional methodology for valuing securities that primarily looks for deeply depressed prices. Upon making an investment, we often become actively involved in the companies we seek to acquire, whether in its entirety or merely a controlling or non-controlling interest. That activity may involve a broad range of approaches, from influencing the management of a target to take steps to improve stockholder value, to acquiring a controlling or non-controlling interest or outright ownership of the target company in order to implement changes that we believe are required to improve its business, and then operating and expanding that business.

Our Executive Committee, which is comprised of our Executive Chairman, Chief Executive Officer and President, acts as the underwriting committee for Ault Lending and must approve all lending transactions. The Executive Committee has decades of experience in financial, investing and securities transactions. Under its business model, Ault Lending generates revenue through origination fees charged to borrowers and interest generated from each loan. Ault Lending may also generate income from appreciation of investments in marketable securities as well as any shares of common stock underlying convertible notes or warrants issued to Ault Lending in any particular financing.

Ault Lending believes that private company operators and corporate parents looking to sell their business units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses, including professionalization of our subsidiaries at scale;

•	maintain a long-term outlook as to the ownership of those businesses;

•	sustainably invest in growth capital and/or add-on acquisitions where appropriate; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership and active management on our part may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook enhances our ability to develop a comprehensive strategy to increase the earnings and cash flows of each of our businesses.

Ault Lending provides funding to businesses through loans and investments. Ault Lending offers a variety of loan types including commercial loans, convertible notes and revolving lines of credit. Ault Lending is engaged in providing commercial loans to companies throughout the United States to provide them with operating capital to finance the growth of their businesses. The loans are primarily short-term, ranging from six to 12 months, but may be of longer duration. These terms are subject to change as market needs dictate, and Ault Lending anticipates offering additional products in the future.

Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality, speed and certainty to close.

Gresham

Gresham designs, manufactures and distributes purpose-built electronics equipment, automated test solutions, power electronics, supply and distribution solutions, as well as radio, microwave and millimeter wave communication systems and components for a variety of applications with a focus on the global defense industry and the healthcare market. Gresham has two subsidiaries, Microsource and Gresham Holdings. Gresham Holdings has three subsidiaries: Relec and Enertec, which are both wholly owned, and Microphase, which is majority owned.

Gresham’s operations consist of three business segments:

•	Radio Frequency Solutions ("RF Solutions"): Consists of Microphase, which is located in Connecticut. Microphase, a BAE Systems Silver Supplier for 2024 and 2025, designs and manufactures custom RF filters, microwave, and millimeter-wave hardware products for defense, aerospace, and telecommunication applications, generating revenue primarily through production contracts for custom engineered components and radar filters.

•	Precision Electronic Solutions: Consists of two subsidiaries and one division. The subsidiaries are Enertec, located in Israel, and Microsource, located in California. Enertec develops and supplies advanced command & control, test and calibration systems for use in failsafe military and medical applications. Microsource develops and manufactures sophisticated tunable Yttrium iron garnets (synthetic ferrimagnetic oxide ceramic filters), oscillators, and low-jitter clock sources for radar used in fighter aircraft and Close In Weapon Systems. Microsource also supplies electronic warfare test systems through the GIGA-tronics division.

•	Power Electronics & Displays: Consists of one subsidiary, Relec, located in the United Kingdom, is a reseller of advanced video display solutions and power conversion systems that distribute and supply continuous, dependable, clean low voltage power.

Gresham is focused on products that are getting “designed-in” for use in military systems such as fighter jets, ships, armored vehicles and missile defense systems, which Gresham’s management believes provide a recurring revenue stream for years to come and reduce competition because the cost of replacing designed in products is prohibitive for both the competition and the customer.

Gresham was incorporated in California on March 5, 1980 as GIGA-tronics Incorporated, and changed its name to Gresham Worldwide, Inc. effective March 1, 2024.

ROI

ROI operates primarily through its wholly owned subsidiary, BitNile.com, Inc. (“BNC”). BNC is engaged in the development of an online predictions market platform (the “Platform”). A predictions market is an online marketplace in which registered users take positions on the probable outcome of future real-world events such as elections, sporting competitions and macroeconomic data releases and receive settlements determined by verified actual results. The Platform is located at BitNile.com and is intended to be accessible via any internet-connected device using any standard web browser, without requiring downloads or dedicated applications.

The Platform represents a fundamental repositioning of BNC’s business. BNC has discontinued its prior sweepstakes gaming operations and is currently developing the BitNile.com platform as a predictions market. The Platform is currently in alpha testing and is accessible only to a limited number of users in jurisdictions where such access is permitted under applicable law. BNC intends to expand availability of the Platform upon completion of its technical build-out and satisfactory compliance with applicable regulatory requirements. The Platform will be available only in jurisdictions where predictions market operations are permitted under applicable federal and state law in the U.S., and elsewhere under applicable national law.

BNC’s planned Platform features include:

•	Predictions markets: The Platform will enable users to take positions on the outcome of real-world events across multiple categories, which may include political and electoral events, sports and competitive events, and macroeconomic or financial data releases. Users who correctly anticipate an outcome will receive a settlement based on the terms of the applicable market contract.

•	Market discovery and tracking: The Platform is designed to allow users to browse available event markets, monitor open positions, and review the settlement history of completed markets, providing transparency into market activity and outcomes.

•	Account management: Registered users will be able to maintain an account balance, fund positions, and withdraw settled proceeds through the Platform, subject to applicable verification, regulatory, and geographic eligibility requirements. Access to the Platform will be restricted to users located in jurisdictions where the Platform’s operations are authorized under applicable law.

askROI

askROI, Inc. (“askROI”) is a company that has developed and maintains an AI productivity platform. Artificial intelligence refers to computer systems designed to perform tasks that typically require human intelligence, such as reading and understanding text, answering questions, summarizing information, writing content, and carrying out complex analytical tasks. The askROI platform makes a range of AI tools available to individual users, business professionals, and entrepreneurs through a website at askroi.com and through free applications available for download on the Apple App Store and Google Play Store. As of March 2026, the platform had surpassed 1.3 million cumulative downloads since its commercial launch in April 2025. The platform is built and maintained by MeetKai, Inc. (“MeetKai”), a third-party technology development company; askROI retains ownership of the platform’s intellectual property.

The central feature of the askROI platform is the ability for users to choose from and interact with multiple LLMs within a single application. An LLM is a type of AI system trained on large volumes of text that can read questions written in plain English, generate written responses, summarize documents, produce original content, assist with writing and coding, and perform detailed research and analysis. Rather than offering access to only one such system, askROI makes a selection of leading AI models from multiple providers available within the platform, and each user decides which model to use for a given task. Users may switch between models at any time, including in the middle of an active conversation, and the conversation continues without interruption so that the user does not lose the context of what has already been discussed. The platform may retain information from prior conversations to provide more relevant and personalized responses over time. The platform is designed so that new AI models can be added as they become available, allowing users to access the latest AI systems without needing to change applications. askROI does not build or train the AI models it offers; it provides the interface and tools that allow users to access and work with models built by third-party AI companies.

In addition to AI model access, the platform includes a set of productivity tools. Users may upload their own documents, including files such as PDFs, spreadsheets, and presentations, so that the AI can read and reference those materials when answering questions or producing analysis. The platform also supports images and voice: Users may ask the platform to analyze or generate images, convert spoken words to text, or work with visual content alongside written prompts. For users who need to run calculations or analyze data, the platform includes the ability to write and run Python code, which is a widely used computer programming language suited to data analysis and financial modeling, directly within the AI interface. The platform also supports team use through shared group chat environments where multiple users can work together, share files, search past conversations, and receive AI-generated responses within a shared workspace.

The platform additionally supports AI agents. An AI agent is a program that can carry out a series of steps on its own to complete a task, with limited need for the user to direct each step individually. askROI has developed AI agent capabilities focused on automating customer service and business workflow tasks, and has deployed these agents within the Hyperscale Data family of companies. Users may also connect the platform to outside tools and data sources, allowing the AI to draw on information from those sources when generating responses.

OnlyBulls (onlybulls.com) is a consumer-facing financial research application developed and operated by askROI. OnlyBulls is described below.

askROI – OnlyBulls

OnlyBulls (onlybulls.com) is a consumer-facing financial research and market intelligence platform developed and operated by askROI. The platform is built primarily around market data, charting, and portfolio monitoring tools, with an integrated AI-powered research assistant as one component of the broader product experience. OnlyBulls is designed for individual investors and retail market participants who want a single mobile-first application for tracking securities and digital assets, conducting independent research, and managing a self-custody digital asset wallet. The platform does not function primarily as an AI product; rather, it uses AI as one tool within a broader set of financial research and monitoring capabilities focused on publicly available market information.

The OnlyBulls platform currently provides users with the following capabilities: (i) access to real-time and historical financial market data and interactive price charts, (ii) the ability to create and manage personalized watchlists of securities and digital assets of interest, and (iii) an integrated AI-powered research assistant that enables users to conduct independent investment research using natural language queries. The platform does not currently offer the ability to purchase, sell, or otherwise execute trades in securities. OnlyBulls is designed and operated as a research, monitoring, and market intelligence tool and does not function as a broker-dealer or investment adviser.

Market data and pricing information displayed on the OnlyBulls platform are sourced through one or more third-party market data providers that aggregate and distribute equity, options, foreign exchange and digital asset pricing information. Interactive charting functionality is delivered through an integration with one or more third-party financial charting and data visualization platforms. askROI does not control the underlying data infrastructure of these providers and relies on each provider's continued service availability and compliance with applicable data licensing arrangements. askROI may add, replace, or remove data and charting providers over time as it evaluates service quality, pricing, and coverage.

The AI research assistant embedded within OnlyBulls is powered by the askROI platform and operates on the same LLM (a type of AI system trained on large volumes of text data that can interpret questions and generate written analysis) infrastructure described above. Users may direct queries to the research assistant regarding publicly available market data, company fundamentals, sector conditions, macroeconomic trends, and other investment-relevant topics. Outputs generated by the research assistant are intended to support users’ own independent analysis and are not intended to constitute, and should not be construed as, personalized investment advice.

Circle 8

Headquartered in Houston, Circle 8 is a premier lifting services provider serving clients in Texas, Oklahoma, Louisiana and New Mexico with five strategically located branches in Texas and Oklahoma. Its modern fleet consists of 47 mobile all-terrain cranes, with lifting capacities of up to 350 tons that provide services across the Eagle Ford, Permian, Delaware and Haynesville basins. Circle 8’s fleet consists of Grove, Liebherr, Xuzhou Construction Machinery Group and other leading original equipment manufacturers (“OEMs”). In 2025, Circle 8 continued its fleet optimization strategy by selectively disposing of certain underutilized and maintenance-intensive cranes. Management conducted a detailed review of fleet utilization, maintenance costs and market demand and elected to sell specific units that were not achieving targeted utilization levels or required disproportionate maintenance expenditures. This disciplined approach allowed the Company to improve overall fleet utilization, reduce maintenance costs and redeploy capital toward more productive assets within the fleet.

Circle 8 provides experienced professionally certified operators to deliver customized solutions to lifting clients in oil field services, construction, commercial, refining / marketing and wind energy markets. Circle 8 maintains an industry leading safety record. Safety personnel hold certifications and undergo in-house training.

Circle 8’s operating experience and the mid-sized diverse fleet that it has developed serves the oil service and petrochemical industries, providing full-service lifting solutions with an industry leading safety record. Key strengths of Circle 8 include:

•	Leading lifting solutions platform

◦	Leading provider of comprehensive lifting solutions to diversified end markets, including oil & gas and with expanding operations in infrastructure, plant turn-around and commercial/industrial construction; and
◦	Leading market position with five branches strategically located throughout Texas and Oklahoma.

•	Industry leading safety record, commitment and policy

◦	Safety is a core value and Circle 8 is a market leader in employee training and practices; and
◦	Dedicated team focused on safety programs.

•	Proven strength of management, recently enhanced and augmented

◦	Proven ability to navigate a secular downturn by maintaining strong customer relationships and scale operations to capture additional market share;
◦	Seasoned industry leaders who have positioned Circle 8 for future growth; and
◦	Additional advisory team to supplement full time management with strategic industry knowledge, contacts and corporate transaction capability.

•	High quality fleet with the opportunity to expand creates a barrier to entry. Circle 8’s fleet of 47 cranes, as of the date of this prospectus, represent all-terrain cranes with a combined average age of 10 years and capacity of up to 350 tons.

•	Diversified blue-chip customers

◦	Entrenched provider to leading, well-capitalized oil and gas industry operators in Texas, New Mexico, Louisiana and Oklahoma;
◦	Diverse customer base with minimal customer concentration risk; and
◦	Longstanding relationships enable company to easily scale up operations with customers’ demands in the oilfield (upstream), commercial, construction, refining & marketing (downstream) and wind energy markets.

•	Compelling utilization and financial profile

◦	Recently downsized underutilized cranes to return to pre-pandemic fleet utilization over 160%; and
◦	Substantial upside remains as Circle 8 efficiently relocates and repurposes its fleet across geographies and end markets.

AGREE

AGREE is actively invested across a diverse range of commercial real estate asset classes, with a particular focus on hospitality and in the future, multifamily properties. AGREE strategically targets the middle market segment in geographic areas that present strong fundamentals and offer relative value, such as emerging or overlooked markets with growth potential. AGREE’s core objective is to deliver attractive, risk-adjusted returns through a combination of ground-up development, targeted capital investments, and operational enhancements that unlock long-term value.

In the hospitality sector, AGREE brings a hands-on, value-driven approach that goes beyond traditional ownership. Recognizing the unique dynamics of hospitality real estate—which blends real estate investment with service-based business operations—AGREE prioritizes both physical improvements and elevated guest experiences to drive performance. By focusing on midscale to upper-midscale hotels in underpenetrated markets, AGREE positions its hospitality assets to capture stable demand from business and leisure travelers alike.

A key component of AGREE’s hospitality platform is AGREE Madison, a wholly owned subsidiary that operates four recently renovated hotel properties in the Midwest. These include the Hilton Garden Inn Madison West, Residence Inn Madison West, Courtyard Madison West, and Hilton Garden Inn Rockford. AGREE operates a total of 526 keys collectively across the four-property portfolio. Each property has undergone substantial upgrades since acquired to enhance both aesthetic appeal and operational efficiency, ensuring they meet modern traveler expectations while maintaining cost discipline. Through AGREE Madison, the firm exercises direct oversight of day-to-day operations, ensuring alignment with its broader investment philosophy of value creation through active management.

TurnOnGreen

TurnOnGreen, Inc., a Nevada corporation, through its wholly owned subsidiaries Digital Power and TOG Technologies (collectively, “TurnOnGreen”), is an emerging provider of premium power electronic and electric vehicle (“EV”) charging solutions. TurnOnGreen designs, develops, manufactures and sells highly engineered, feature-rich, high-grade power conversion systems and power solutions for mission-critical, life-sustaining, and lifesaving applications across a variety of sectors, particularly those operating in demanding and harsh environments. TurnOnGreen serves a broad range of markets, including defense and aerospace, medical and healthcare, industrial applications, telecommunications, e-Mobility, and original equipment manufacturer (“OEM”) solutions. TurnOnGreen’s products are highly adaptive, featuring customized firmware meticulously configured to meet the specific requirements and challenges of its customers’ applications. Approximately 17% of TurnOnGreen’s revenue is generated by core power technologies to deliver comprehensive EV charging infrastructure and subscription-based charging network management services for residential, fleet, hospitality, workplace, healthcare, municipal and educational environments including universities and schools.

Digital Power offers a broad range of rugged power solutions for the defense and aerospace market. These solutions feature the ability to withstand harsh environments. For more than 50 years, Digital Power has provided rugged products and custom power solutions designed end-to-end for military and aerospace applications. Digital Power offers a wide variety of units designed to comply with the most demanding United States and international military standards.

TOG Technologies provides EV drivers and site hosts with convenient, reliable, and high-speed charging solutions. TOG Technologies designs, manufactures, resells, owns, operates and supplies Level 2 alternating current and direct current fast charging (“DCFC”) equipment for residential, commercial, and fleet applications. Its Level 2 charging systems are deployed at single-family homes, multi-family residences, hospitality and healthcare facilities, retail properties, municipalities, schools, workplaces and fleet depots. Its DCFC systems are designed for high-traffic urban, suburban, corridor, destination, and fleet locations where rapid charging and high utilization are essential. TOG Technologies also offers a charger-as-a-service model in which customers receive charging hardware bundled with access to the TOG Technologies network.

Corporate Information

We are a Delaware corporation, initially formed in California in 1969 and reincorporated in Delaware in 2017. We are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141. Our phone number is (949) 444-5464 and our website address is www.hyperscaledata.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Issuer	Hyperscale Data, Inc.

Shares of our Common Stock offered by the Selling Stockholders	Up to 43,011,836 shares of Common Stock (the “Conversion Shares”) to be issued upon the conversion of the Convertible Notes.

Shares of our Common Stock outstanding as of May 27, 2026	461,457,636 shares of Common Stock.

Shares of our Common Stock outstanding after giving effect to the issuance of the Conversion Shares registered hereunder (1)	504,469,472 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the conversion of the Conversion Shares. See the section herein titled “Use of Proceeds.”

Risk Factors	See the section herein titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Plan of Distribution	The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

NYSE American Common Stock Symbol	GPUS.

(1)	The number of shares of Common Stock that will be outstanding after this offering set forth above is based on 461,457,636 shares of Common Stock outstanding as of May 27, 2026, and excludes the following:

•	23,958,889 shares of Common Stock issuable upon the conversion of our outstanding class B common stock, par value $0.001 per share;

•	51,270,904 shares of Common Stock issuable upon the conversion of outstanding convertible debt instruments, including the 43,011,836 shares of Common Stock being registered pursuant to this prospectus, at exercise prices of between $0.30 per share and $0.40 per share, or, alternatively, at a weighted average conversion price of $0.3161 per share;

•	483,344,153 shares of Common Stock issuable upon the exercise of outstanding shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Convertible Preferred Stock at exercise prices of between $0.116 per share and $0.40 per share, or, alternatively, at a weighted average conversion price of $0.120 per share;

•	639,105 shares of Common Stock issuable upon the exercise of outstanding warrants at exercise prices of between $5.918 per share and $656,250 per share, or, alternatively, a weighted average exercise price of $122.89 per share;

•	13,854,166 shares of Common Stock issuable upon the exercise of outstanding options at exercise prices of between $0.30 per share and $0.72 per share, or, alternatively, a weighted average exercise price of $0.70 per share; and

•	1,645,833 shares of Common Stock reserved for future issuance under our 2025 Stock Incentive Plan.

Unless otherwise specifically stated, all information in this prospectus assumes no exercise or conversion of the outstanding convertible debt instruments, warrants or convertible preferred stock described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC and subsequent Quarterly Reports on Form 10-Q which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition and operating results may suffer, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

There could be a depressive effect on our market price from sales of our shares of Common Stock upon conversion of the Convertible Notes.

On December 2, 2025, we issued several Convertible Notes to the Selling Stockholders. The Selling Stockholders are offering up to 43,011,836 Conversion Shares through this prospectus.  As of the date of this prospectus, such shares, if issued, would represent approximately 8.53% of our outstanding shares of Common Stock. Sales of the shares offered hereby could have a depressive effect on the market price of our Common Stock and such sales could also affect our ability to raise additional capital in the equity markets in the future.

It is not possible to predict the actual number of shares of Common Stock that we will issue to the Selling Stockholders upon conversion of the Convertible Notes.

The Selling Stockholders are offering up to 43,011,836 Conversion Shares through this prospectus. However, there can be no assurance that the Selling Stockholders will elect to convert their Convertible Notes, when they may do so, or what the conversion price for each Convertible Note will be at the time of conversion of a particular Convertible Note. Consequently, we cannot predict how many Conversion Shares will actually be issued to the Selling Stockholder pursuant to this prospectus.

The Selling Stockholders’ conversion of their Convertible Notes into Common Stock will cause dilution to our existing stockholders of Common Stock, and the conversion of the Convertible Notes or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The market price for the shares of Common Stock that the Selling Stockholders may receive upon conversion of the Convertible Notes will fluctuate based on a number of factors beyond our control. Depending on market liquidity and the price of the Common Stock at the time, the trading price of our Common Stock may fall.

The Selling Stockholders may convert all, some, or none of such Convertible Notes into Common Stock and sell all, some, or none of those shares at any time or from time to time in their sole discretion; however, we expect the Selling Stockholders to sell any Conversion Shares promptly. Therefore, conversions of the Convertible Notes by the Selling Stockholders could result in substantial dilution to the interests of holders of our Common Stock.

The Selling Stockholders will be able to convert their Convertible Notes at a conversion price lower than the then current market price of the Common Stock, which could cause the price of our Common Stock to decline.

The Convertible Notes are convertible into shares of Common Stock at a conversion price equal to the lower of (x) $0.3235 and (y) 85% of the lowest daily volume-weighted average price during the three (3) trading days immediately preceding and including the applicable conversion date, though they have a floor price of $0.30 per share. As a result of the lower conversion price, the Selling Stockholders may convert the entirety of their Convertible Notes into Conversion Shares upon the effectiveness of this registration statement, of which this prospectus forms a part, which could cause the price of our Common Stock to decrease.

Risks Related to Ownership of Our Common Stock and Future Offerings

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our Common Stock price is volatile.

Our Common Stock is listed on the NYSE American. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. During the past 52-week period (through May 27, 2026), our stock closed at prices between $5.38 per share and $0.12 per share, as reported on Nasdaq.com. On May 28, 2026, the price of our Common Stock closed at $0.1852 per share.

Stock markets, in general, have experienced, and continue to experience, significant price and volume volatility, and the market price of our Common Stock may continue to be subject to similar market fluctuations unrelated to our operating performance or prospects. This increased volatility, coupled with depressed economic conditions, could continue to have a depressive effect on the market price of our Common Stock. The following factors, many of which are beyond our control, may influence our stock price:

•	the status of our growth strategy including the development of new products with any proceeds we may be able to raise in the future;

•	announcements of technological or competitive developments;

•	announcements or expectations of additional financing efforts;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	regulatory developments affecting us, our customers or our competitors;

•	announcements regarding patent or other intellectual property litigation or the issuance of patents to us or our competitors or updates with respect to the enforceability of patents or other intellectual property rights generally in the US or internationally;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

•	changes in the economic performance or market valuations of our competitors;

•	additions or departures of our executive officers;

•	sales or perceived sales of our Common Stock by us, our insiders or our other stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic, industry, political and market conditions and overall fluctuations in the financial markets in the United States and abroad.

In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. Any of these factors could result in large and sudden changes in the volume and trading price of our Common Stock and could cause our stockholders to incur substantial losses. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action suit or other securities litigation, it would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, have a material adverse effect on our business, financial condition, results of operations and prospects.

Volatility in our Common Stock price may subject us to securities litigation.

Stock markets, in general, have experienced, and continue to experience, significant price and volume volatility, and the market price of our Common Stock may continue to be subject to similar market fluctuations unrelated to our operating performance or prospects. This increased volatility, coupled with depressed economic conditions, could have a depressing effect on the market price of our Common Stock.

In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. Any of these factors could result in large and sudden changes in the volume and trading price of our Common Stock and could cause our stockholders to incur substantial losses. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action suit or other securities litigation, it would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, have a material adverse effect on our business, financial condition, results of operations and prospects.

We have a substantial number of convertible notes, stock options, warrants, Class B Common Stock and preferred stock outstanding that could affect our price.

Due to a number of financings, we have a substantial number of shares that are subject to issuance pursuant to outstanding convertible debt, warrants and options. As of May 27, 2026, the number of shares of Common Stock subject to convertible notes, stock options, warrants, Class B Common Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Convertible Preferred Stock were 51,270,904, 13,854,166, 639,105, 23,958,889, 7,500,000, 432,900,430, 8,311,688 and 34,632,035 respectively. The issuance of Common Stock pursuant to convertible notes, stock options, warrants, Class B Common Stock and preferred stock at conversion or exercise prices lower than market prices may have the effect of limiting an increase in the market price of our Common Stock.

THE CONVERTIBLE NOTES FINANCING

On December 2, 2025, we entered into a Note Purchase Agreement (the “Agreement”) with JGB. Pursuant to the Agreement, we borrowed $12,768,000 from JGB and issued them the Convertible Notes in such aggregate amount, which includes an original issue discount of $768,000.

The Convertible Notes have a principal face amount of $12,768,000 and bear interest at 12.5% per annum, payable monthly in arrears, pursuant to the terms of the Convertible Notes. The maturity date of the Convertible Notes is December 2, 2027. The Convertible Notes contain standard and customary events of default including, but not limited to, failure to make payments when due under the Convertible Notes, failure to comply with certain covenants contained in the Convertible Notes, or bankruptcy or insolvency of any of the Company or any of its subsidiaries. The Convertible Notes are convertible into the Conversion Shares at a conversion price equal to the lower of (i) $0.3235 per share and (ii) 85% of the lowest daily volume-weighted average price during the three (3) trading days immediately preceding and including the applicable conversion date (the “Conversion Price”), but not less than $0.30 per share (the “Floor Price”). Consequently, we may be required to issue up to an aggregate of 43,011,836 Conversion Shares upon conversion of the Convertible Notes (assuming the Convertible Notes, plus all potential accrued interest, are converted at the Floor Price, to the Selling Stockholders in connection with the conversion of the Convertible Notes).

Beginning 120 days after the date of issuance of the Convertible Notes, to the extent that as of the last trading day of any calendar month the Conversion Price is below the Floor Price, then in the subsequent calendar month, JGB may, by delivering a written notice to us, require us to redeem up to $250,000 of the outstanding principal of the Convertible Notes during that calendar month.

We may, subject to certain conditions met at the time of any prepayment, prepay all, but not less than all, of the outstanding principal and accrued but unpaid interest at any time commencing on the first anniversary of the date of issuance of the Convertible Notes.

USE OF PROCEEDS

This prospectus relates to Conversion Shares that may be offered and sold from time to time by the Selling Stockholders. All of our Conversion Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholder for their own account. We will not receive any of the proceeds from these sales.

DESCRIPTION OF OUR SECURITIES

The description of certain terms of our capital stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our certificate of incorporation, the certificates of designations, in certain cases as amended, establishing the terms of our preferred stock, our bylaws and Delaware corporate law. Copies of our certificate of incorporation, certificates of designations, in certain cases as amended, and our bylaws are available from us upon request.

General

We are authorized to issue 2,500,000,000 shares of Common Stock and 25,000,000 shares of Class B Common Stock, par value $0.001 per share.  As of May 27, 2026, there were 461,457,636 shares of our Common Stock issued and outstanding and 23,958,889 shares of Class B common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

We are authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share.  Of these shares of preferred stock, 1,000,000 shares are designated as Series A convertible preferred stock, 60,000 shares are designated as Series B Convertible Preferred Stock, 75,000 shares are designated as Series C Convertible Preferred Stock, 2,000,000 shares are designated as Series D Preferred Stock, 2,500,000 shares are designated as Series E Preferred Stock, 1,000,000 shares are designated as Series F Preferred Stock, 25,000 shares are designated as Series G Convertible Preferred Stock and 100,000 shares are designated as Series H Convertible Preferred Stock. As of May 27, 2026, there were 7,040 shares of Series A convertible preferred stock outstanding, 3,000 shares of Series B convertible preferred stock outstanding, 50,000 shares of Series C Convertible Preferred Stock outstanding, 608,356 shares of Series D Preferred Stock outstanding, 649,998 shares of Series E Preferred Stock outstanding, 998,577 shares of Series F Preferred Stock outstanding, 960 shares of Series G Convertible Preferred Stock outstanding and 4,000 shares of Series H Convertible Preferred Stock outstanding.

Preferred Stock

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

The authorized shares of preferred stock will be available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Transfer Agent

The Transfer Agent and Registrar for our Common Stock is Computershare Trust Company, N.A., 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

Trading Symbol and Market

Our Common Stock is listed on NYSE American under the symbol “GPUS.”

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the Selling Stockholders of up to 43,011,836 shares of our Common Stock that may be issued by us to the Selling Stockholders upon conversion of the Convertible Notes. For additional information regarding the shares of our Common Stock included in this prospectus, see the section titled “The Convertible Notes Financing” above. We are registering the Conversion Shares included in this prospectus pursuant to the several Convertible Notes referred to herein, in order to permit the Selling Stockholders to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Convertible Notes as set forth in this section below and the Loan and Guaranty Agreement entered into in December 2023 by and among the Company, certain of the Selling Stockholders and affiliates of both the Company and the Selling Stockholders, none of the Selling Stockholders has had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholders and the shares of our Common Stock that may be resold by the Selling Stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of May 27, 2026. The number of shares in the column “Securities to be Sold in this Offering” represents all of the shares of our Common Stock being offered for resale by the Selling Stockholders under this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of our Common Stock with respect to which the Selling Stockholders have sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 461,457,636 shares of Common Stock outstanding on May 27, 2026. The fourth column assumes the resale by the Selling Stockholders of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.

			Shares of
	Shares of Common Stock		Common Stock to	Shares of Common Stock
	Beneficially Owned		be Sold in this	Beneficially Owned
	Prior to Offering		Offering (1)	After Offering (2)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
JGB Partners, LP (3)	21,899,587	4.53%	21,899,587	-	-
JGP Capital Offshore Ltd. (3)	20,252,012	4.20%	20,252,012	-	-
JGB Capital, LP (3)	860,237	*	860,237	-	-

____________________

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Represents the number of shares of Common Stock owned by the Selling Stockholders underlying the Convertible Notes to be sold pursuant to this prospectus.

(2)	Assumes that the Selling Stockholders have sold all of the Conversion Shares, which may or may not occur.

(3)	Consists of Conversion Shares underlying the Convertible Note. The investment advisor to the Selling Stockholders is JGB Capital Management LP and JGB Capital Management LP has voting and investment discretion over the shares in such capacity. JGB Management, Inc. is the general partner of JGB Capital Management LP. The President of JGB Management Inc. is Brett Cohen. Brett Cohen disclaims beneficial ownership over the shares held by or issuable to the Selling Stockholder except to the extent of any pecuniary interest therein.

PLAN OF DISTRIBUTION

This prospectus relates to the sale by the Selling Stockholders of up to 43,011,836 shares of our Common Stock. All of the shares being offered are issuable upon conversion of the Convertible Notes. The Selling Stockholders of the Common Stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the NYSE American or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions it assumes. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares are “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under Section 2(11) of the Securities Act of 1933, as amended. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We will pay all the expenses, estimated to be approximately $36,218, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because each of the Selling Stockholders is an “underwriter” within the meaning of the Securities Act of 1933, as amended, it will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the securities offered hereby as our counsel.

EXPERTS

The consolidated balance sheet of Hyperscale Data, Inc. (the “Company”) as of December 31, 2025, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, included in the 2025 Annual Report on Form 10-K, and related notes, have been audited by CBIZ CPAs PC, an independent registered public accounting firm, as set forth in their report thereon. The consolidated balance sheet of the Company as of December 31, 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, included in the 2025 Annual Report on Form 10-K, and related notes, which includes an explanatory paragraph on the Company’s ability to continue as a going concern, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements have been incorporated by reference in reliance upon the reports pertaining to such consolidated financial statements of such firms given upon their authority as experts in auditing and accounting.

The report of Ziv Haft on the financial statements of ENERTEC SYSTEMS 2001 LTD, as of December 31, 2025, and as of November 28, 2025, and the related statements of comprehensive profit, changes in shareholders’ equity, and cash flows for the period from November 28, 2025 to December 31, 2025 and the related notes to the financial statements, not included herein, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus and any prospectus supplement which form a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Commission, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The Commission also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read, without charge, and copy the documents we file at the Commission’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are available to the public at no cost from the SEC’s website at http://www.sec.gov.

The reports and other information filed by us with the Commission are also available at our website, www.hyperscaledata.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus or any prospectus supplement and should not be considered to be part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

We have filed a registration statement on Form S-3 with the Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Commission permits us to “incorporate by reference” the information contained in documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Commission, and incorporate by reference in this prospectus:

•     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026;

•     Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 18, 2026;

•     Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 16, 2026, January 20, 2026, February 13, 2026 (Item 1.01 only), March 19, 2026, April 10, 2026, April 17, 2026 (Item 5.03 only), May 11, 2026 (Item 1.01 only), and May 28, 2026;

•     Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2026; and

•     The description of our common stock contained in our Annual Report on Form 10-K as Exhibit 4.1 that was filed with the SEC on April 15, 2026.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

Hyperscale Data, Inc.

11411 Southern Highlands Parkway, Suite 190

Las Vegas, Nevada 89141

Attention: Investor Relations

(949) 444-5464

Additional information about us is available at our web site located at www.hyperscaledata.com. Information contained in our web site is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$1,218
Accounting fees and expenses	25,000
Legal fees and expenses	5,000
Printing and miscellaneous expenses	5,000
Total	$36,218

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee, or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification of any such liability.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages or actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

In addition, we have entered into indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. We also maintain director and officer liability insurance to insure our directors and officers against the cost of defense, settlement or payment of a judgment under specified circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description
4.1	Form of Note Purchase Agreement, dated December 2, 2025. Incorporated by reference to the Current Report on Form 8-K filed on December 2, 2025 as Exhibit 10.2 thereto.
4.2	Form of Convertible Promissory Note, dated December 2, 2025. Incorporated by reference to the Current Report on Form 8-K filed on December 2, 2025 as Exhibit 4.1 thereto.
5.1**	Legal opinion of Olshan Frome Wolosky LLP.
23.1*	Consent of CBIZ CPAs PC.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Ziv Haft.
23.4**	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1).
24.1**	Power of Attorney (included on signature page of the Registration Statement).
107**	Calculation of Filing Fee Table.

*	Filed herewith.
**	Previously filed.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)         That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B;

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date of the Securities Act prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, on May 29, 2026.

HYPERSCALE DATA, INC.

By:	/s/ William B. Horne
William B. Horne
Chief Executive Officer (principal executive officer)

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Milton C. Ault III	Executive Chairman	May 29, 2026
Milton C. Ault III

/s/ William B. Horne	Chief Executive Officer and Vice Chairman (Principal Executive Officer)	May 29, 2026
William B. Horne

/s/ Henry Nisser	President, General Counsel and Director	May 29, 2026
Henry Nisser

/s/ Robert O. Smith*	Director	May 29, 2026
Robert O. Smith

/s/ Mordechai Rosenberg*	Director	May 29, 2026
Mordechai Rosenberg

/s/ Jeffrey A. Bentz*	Director	May 29, 2026
Jeffrey A. Bentz

/s/ Michael H. Lorber*	Director	May 29, 2026
Michael H. Lorber

* Pursuant to Power of Attorney

By:	/s/ William B. Horne
William B. Horne
Attorney-in-Fact